SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                Visio Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   927914 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ]
(A fee is not
required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 14

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page  2 of  17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers VI, L.P., a
                      California Limited Partnership ("KPCB VI")
                      94-3157816
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                         - 0 -
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                   34,881
            BENEFICIALLY              ------------------------------------------
              OWNED BY                  7         SOLE DISPOSITIVE POWER
                EACH                                                     - 0 -
              REPORTING               ------------------------------------------
               PERSON                   8         SHARED DISPOSITIVE POWER
                WITH                                                    34,881
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        34,881
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page 3  of  17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            KPCB VI Associates, L.P., a California Limited
             Partnership ("KPCB VI Associates") 94-3158010
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a)  [ ]     (b) [X]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

--------------------------------------------------------------------------------
                                   5         SOLE VOTING POWER
                                                                         - 0 -
         NUMBER OF               -----------------------------------------------
          SHARES                   6         SHARED VOTING POWER
       BENEFICIALLY                          34,881 shares, directly owned by
         OWNED BY                            KPCB VI.  KPCB VI Associates is the
           EACH                              general partner of KPCB VI.
         REPORTING               -----------------------------------------------
          PERSON                   7         SOLE DISPOSITIVE POWER
           WITH                                                          - 0 -
                                 -----------------------------------------------
                                   8         SHARED DISPOSITIVE POWER
                                             34,881 shares, directly owned by
                                             KPCB VI.  KPCB VI Associates is the
                                             general partner of KPCB VI.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                        34,881
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page  4  of 17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]    (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        74,966
              NUMBER OF               ------------------------------------------
               SHARES                   6         SHARED   VOTING  POWER  34,881
            BENEFICIALLY                          shares, directly owned by KPCB
            OWNED BY EACH                         VI. KPCB VI  Associates is the
              REPORTING                           general  partner  of KPCB  VI,
               PERSON                             and  Mr.  Byers  is a  general
                WITH                              partner of KPCB VI Associates.
                                      ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        74,966
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Byers is a general
                                                  partner of KPCB VI Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       109,847
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.8%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page 5  of  17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]    (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        48,876
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING  POWER  34,881
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          VI. KPCB VI  Associates is the
            OWNED BY EACH                         general  partner  of KPCB  VI,
              REPORTING                           and Mr.  Khosla  is a  general
               PERSON                             partner of KPCB VI Associates.
                WITH                  ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        48,876
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI,   and  Mr.   Khosla  is  a
                                                  general  partner  of  KPCB  VI
                                                  Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        83,757
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.6%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page 6  of  17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                       37,029
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING  POWER  34,881
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          VI. KPCB VI  Associates is the
            OWNED BY EACH                         general  partner  of KPCB  VI,
              REPORTING                           and Mr.  Kvamme  is a  general
               PERSON                             partner of KPCB VI Associates.
                WITH                  ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        37,029
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI,   and  Mr.   Kvamme  is  a
                                                  general  partner  of  KPCB  VI
                                                  Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        71,980
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.5%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page 7  of  17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        80,502
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING  POWER  34,881
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          VI. KPCB VI  Associates is the
            OWNED BY EACH                         general  partner  of KPCB  VI,
              REPORTING                           and  Mr.  Doerr  is a  general
               PERSON                             partner of KPCB VI Associates.
                WITH                  ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        80,502
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Doerr is a general
                                                  partner of KPCB VI Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       115,383
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.8%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page 8  of 17  Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Joseph S. Lacob
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        51,746
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING  POWER  34,881
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          VI. KPCB VI  Associates is the
            OWNED BY EACH                         general  partner  of KPCB  VI,
              REPORTING                           and  Mr.  Lacob  is a  general
               PERSON                             partner of KPCB VI Associates.
                WITH                  ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        51,746
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Lacob is a general
                                                  partner of KPCB VI Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        86,627
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.6%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page  9  of 17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Bernard Lacroute
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        51,395
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING  POWER  34,881
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          VI. KPCB VI  Associates is the
            OWNED BY EACH                         general  partner  of KPCB  VI,
              REPORTING                           and Mr.  Lacroute is a general
               PERSON                             partner of KPCB VI Associates.
                WITH                  ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        51,395
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI,  and  Mr.  Lacroute  is  a
                                                  general  partner  of  KPCB  VI
                                                  Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        86,276
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.6%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------                  ------------------------
CUSIP NO. 927914 10 1                        13G            Page 10 of 17 Pages
--------------------------------------                  ------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James P. Lally
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        73,008
                                      ------------------------------------------
              NUMBER OF                 6         SHARED   VOTING  POWER  34,881
               SHARES                             shares, directly owned by KPCB
            BENEFICIALLY                          VI. KPCB VI  Associates is the
            OWNED BY EACH                         general  partner  of KPCB  VI,
              REPORTING                           and  Mr.  Lally  is a  general
               PERSON                             partner of KPCB VI Associates.
                WITH                  ------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                        73,008
                                      ------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  34,881 shares,  directly owned
                                                  by KPCB VI. KPCB VI Associates
                                                  is the general partner of KPCB
                                                  VI, and Mr. Lally is a general
                                                  partner of KPCB VI Associates.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       107,889
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.8%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                  --------------

                  Visio Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  520 Pike Street, Suite 1800
                  Seattle, WA  98101-4001

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                           -----------------------------------------------

                  This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates are set forth on Exhibit B hereto.

                  KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). This amended statement is being filed by KPCB VI Associates and KPCB VI and with respect to KPCB VI Associates, relates only to KPCB VI Associates' indirect, beneficial ownership of Shares of Common Stock of Visio Corporation held directly by KPCB VI (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB VI. KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

                  Common Stock
                  CUSIP # 927914 10 1

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP
                  ---------

                  See Item 5 hereof. Each individual general partner disclaims beneficial ownership of the Shares.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  This amended statement is being filed to report the fact that no reporting person is the beneficial owner of more than five percent of the Common Stock of Visio Corporation as of the date of this amended statement.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON.
                  -------

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of Visio Corporation's outstanding shares. Please see Item 5 hereof.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ------------------------------------------------
                  THE PARENT HOLDING COMPANY.
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                    KPCB VI ASSOCIATES, L.P.,
                                    A CALIFORNIA LIMITED PARTNERSHIP


                                    By:      ________________________________
                                             A General Partner


                                    KLEINER PERKINS CAUFIELD & BYERS
                                    VI, L.P., A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB VI Associates, L.P.,
                                    a California limited partnership,
                                    its General Partner


                                    By:      ________________________________
                                             A General Partner


                                    BROOK H. BYERS
                                    VINOD KHOSLA
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    JOSEPH S. LACOB
                                    BERNARD LACROUTE
                                    JAMES P. LALLY


                                    By:      ________________________________
                                             Michael S. Curry
                                             Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                   15

Exhibit B:  List of General Partners of KPCB VI Associates              16

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G, for the 34,881 Shares of Common Stock of Visio Corporation held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"), and, with respect to the general partners, those shares over which they individually exercise sole voting and dispositive control.


Date:  February 13, 1997

                                    KPCB VI ASSOCIATES, L.P.,
                                    A CALIFORNIA LIMITED PARTNERSHIP


                                    By:_____________________________________
                                       A General Partner


                                    BROOK H. BYERS
                                    VINOD KHOSLA
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    JOSEPH LACOB
                                    BERNARD LACROUTE
                                    JAMES P. LALLY


                                    By:____________________________________
                                       Michael S. Curry
                                       Attorney-in-Fact



                                    KLEINER PERKINS CAUFIELD & BYERS
                                    VI, L.P., A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                    By:_____________________________________
                                       A General Partner

                                    EXHIBIT B
                                    ---------

                               General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

                                                                   Page 17 of 17
6.       (a)      Bernard Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen